Exhibit 99.1

Gopher Protocol Reveals its New Product Name to be GUARDIAN Patch No GPS or Conventional Network Needed

March 9, 2016 7:00 AM

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SAN DIEGO, CA / ACCESSWIRE / March 9, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and "the Company") and announced today that, in connection with its GopherInsight™ licensed technology, the Company and its partners have agreed on the name "GUARDIAN" for the Company's first product.

As advised by the Company on its prior press releases regarding completion of sessions A and B, the Company and its partners are currently releasing the product name, including a short introduction video that explains the product's potential uses for protecting your car -https://youtu.be/-BIxsMwEgm0 - as well as other domestic uses - https://youtu.be/ewjPk0bK6wc

Guardian is an electronic circuit including a proprietary microchip that is within a sticky patch package (the "Patch"). The Patch can be affixed to any object, mobile or static, in order to track its location anywhere on Earth. The electronic circuit communicates with other similar working patches via a separate, secured, and private network. Upon affixing the Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device's geographical location worldwide in preset time intervals. The Patch works in conjunction with a software application to provide tracking function operations via map and on-Earth coordinates. The system includes its own power source. The Patch will also perform an emergency feature! Users will be able to register the Patch ID on mobile apps of selected relatives and friends. In the event of an emergency situation, one would simply peel the Patch off. Upon removing the Patch, it operates in a constant transmission mode, sending emergency signals. The Patch also alerts the user's friends and family about the user's location. No GPS or conventional network is needed.

As a courtesy for better understanding the product's technical features, the Company posts on its webpage a short presentation of the product that can be downloaded via the following link:http://www.gatpatch.com/docs/Guardian-3-3-2016.pdf

Gopher and its partners are preparing to introduce the Patch to the market. As such, a designated product website has been launched today: http://www.guardianpatch.com/. The product will be presented for pre-sale, utilizing social media on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher" and the "Company") (GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology, per license agreement it holds. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.